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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                                   reported):
                                December 31, 1998

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


    New Jersey                           33-85234                  22-2665282
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(State or other juris-                 (Commission                (IRS Employer
diction of incorporation)               File Number)              Identification
                                                                      Number)


7000 Boulevard East, Guttenberg, New Jersey                             07093
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(Address of principal executive office)                               (Zip Code)


Registrant's telephone number including area code-       (201) 854-7777



                                 Not Applicable
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         (Former name and former address, as changed since last report)





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ITEM 5.  OTHER ITEMS.

         On December 31, 1998, KTI, Inc., a New Jersey corporation (the "Company" or the "Registrant") announced that it had purchased 1,730,056 shares of common stock (the "Shares") in Oakhurst Company, Inc., a Delaware corporation ("OCI"). In consideration for the Shares, the Company paid approximately $865,000 to OCI and transferred to Oakhurst Technology, Inc., a newly formed subsidiary of OCI ("OTI"), certain of its rights and obligations under various agreements with New Heights Recovery & Power, LLC., a Delaware limited liability company ("New Heights"), including the Company's right to receive 50% of the membership interests in New Heights. OTI assumed the Company's obligations to invest up to $17 million in New Heights as equity. The Company agreed to loan up to $1.8 million to New Heights to repay certain secured debts of New Heights and contribute the paper recycling business and physical assets, other than real estate, of the Company's Franklin Park, Illinois facility to New Heights. Pending the actual transfer of the business and physical assets to the New Heights facility, the Company has assigned the cash flow of its Franklin Park, Illinois to New Heights, effective as of January 1, 1999. KTI Recycling, Inc., a subsidiary of the Company, entered into a License to Use Technology Agreement with OTI whereby OTI is obligated to pay KTI Recycling, Inc. a fee of $0.007 per pound of tire processed by OTI, using KTI Recycling, Inc.'s cryogenic technology.

         The Company remains liable to New Heights to the extent that OCI and OTI fail to meet OTI's obligations to New Heights. The Company also retained its obligation to provide a $700,000 letter of credit to Browning Ferris Industries to secure New Heights' obligation to remove a specified quantity of shredded tires from the New Heights facility.

         In connection with the acquisition of the Shares, the Company also agreed to loan up to $11.5 million to OCI, which may be increased to $17 million under certain circumstances specified in the agreements with New Heights. Such funds, together with the proceeds of the sale of the shares to the Company, must be invested in OTI in the form of equity. The loan to OCI is secured by the pledge of the stock of OTI and of the membership interest of OTI in New Heights. Under the terms of the loan, OCI and OTI may not enter into any new lines of business without the Company's prior written consent, which consent may not be unreasonably withheld.

         OCI has a loan with Finova Capital Corporation ("Finova"), a finance company, for approximately $4.5 million. The Company has entered into an intercreditor agreement with Finova whereby Finova recognizes the priority of the Company's liens on OTI and the membership interests in New Heights and the Company recognizes the priority of Finova's liens on OCI's other business units (which have annual sales of $30 million.) Finova and the Company will have access to the cash flow of the other party's collateral if no default exists under the other party's loan documents.

         The shares of OCI purchased by the Company, which are unregistered, represent approximately 35% of the total shares outstanding after such issuance. OCI has given the Company demand registration rights.

         KTI will be entitled to elect three of nine directors of OCI and two of five directors of OTI.

         New Heights has entered into an Operating and Maintenance Agreement (the "Operating Agreement") with KTI Operations, Inc., a subsidiary of the Company. Under the Operating Agreement, KTI Operations, Inc. will receive a management fee of $400,000 per annum plus reimbursement of expenses incurred in the operation of the New Heights Facility.


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                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   KTI, Inc.
                                   (the Registrant)

Dated: January 15, 1999            By: /s/ Martin J. Sergi
                                   -----------------------
                                   Name:  Martin J. Sergi
                                   Title: President
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         ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Exhibits.

         Exhibit Number    Description

         4.1 Investment Agreement dated as of December 29, 1998 between and among KTI, Inc., Oakhurst Company, Inc. and Oakhurst Technology, Inc.

         4.2 Letter Loan Agreement between KTI, Inc. and CNA Realty Corp, Inc. dated as of December 29, 1998 between and among KTI, Inc., Oakhurst Company, Inc. and Oakhurst Technology, Inc.. The exhibits to this Exhibit do not contain information which is material to an investment decision. The Company hereby agrees to furnish a copy of any omitted exhibit to the Commission upon request.

         4.3 Pledge Agreement dated as of December 29, 1998 between and among KTI, Inc., Oakhurst Company, Inc. and Oakhurst Technology, Inc.

         4.4 Intercreditor Agreement between KTI, Inc. and Finova Capital Corporation

         4.5      Non-Exclusive License to Use Technology

         10.1 Operating and Maintenance Agreement, dated as of December 29, 1998 by and between New Heights Recovery & Power, LLC and KTI Operations, Inc.

         99.1     News release dated December 31, 1998.